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                                                                    Exhibit 23.2

[Deloitte & Touche Letterhead]                       Deloitte & Touche, S.E.N.C.
                                                     Chartered Accountants


Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and the related prospectus of Polymer Group, Inc. for the registration of $200.0 million in 8 3/4% senior subordinated notes due 2008 and to the inclusion therein of our report dated January 29, 1998, with respect to the Combined Financial Statements of the Nonwovens Business of Dominion Textile Inc.


/s/ Deloitte & Touche
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Deloitte & Touche


Chartered Accountants


Montreal, Quebec
July 1, 1998





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Deloitte & Touche
Tohmatsu
International
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